UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2020

Fauquier Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-25805	54-1288193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Courthouse Square, Warrenton, Virginia		20186
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (540) 347-2700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock Par value $3.13 per share	FBSS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2020, Fauquier Bankshares, Inc. (the “Company”), The Fauquier Bank, the Company’s bank subsidiary (the “Bank”), and Christine E. Headly, Executive Vice President and Chief Financial Officer, entered into an employment agreement (the “Agreement”).  Pursuant to the Agreement, Ms. Headly will continue to serve as Executive Vice President and Chief Financial Officer until December 31, 2021, unless her employment is terminated earlier pursuant to the terms of the Agreement.  The Agreement replaced Ms. Headly’s prior employment agreement with the Company and the Bank, which automatically terminated on August 1, 2020 as a result of Ms. Headly reaching the age of 65. Ms. Headly has been Executive Vice President and Chief Financial Officer of the Company and the Bank since September 2016.

Under the Agreement, Ms. Headly will receive an annual base salary of not less than $200,000, which will be reviewed annually and may be adjusted by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board.  The Agreement also provides that Ms. Headly is eligible to participate in the Company’s short and long-term incentive plans in such manner and subject to such terms and conditions as established by the Board or the Compensation Committee of the Board.  Any incentive-based compensation or award to which Ms. Headly is entitled is subject to clawback by the Company as required by applicable law.  Ms. Headly is eligible to participate in employee benefit plans that are provided for senior management of the Company and the Bank.

The Agreement provides Ms. Headly with certain severance payments in the event of a termination of employment under certain circumstances.  If Ms. Headly’s employment ends due to death, the Company will continue to pay her base salary for an additional three months to her designated beneficiary.  If Ms. Headly’s employment ends due to her termination by the Company for “cause” or if she resigns her position without “good reason” (as such terms are defined in the Agreement), she would not be entitled to any additional compensation or benefits under the Agreement.

In the event Ms. Headly’s employment is terminated by the Company without cause or by her for good reason, she will receive (i) any earned but unpaid incentive bonus with respect to any completed calendar year immediately preceding the date of termination, (ii) the product of the annual incentive bonus earned for the year that includes the date of termination, based on attainment of applicable goals for the year, and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365, and (iii) base salary in effect on the date of termination for the lesser of (A) a period of 12 months or (B) the period remaining until December 31, 2021.

The Agreement includes customary non-competition and non-solicitation restrictions that will run for a one-year period from the earlier of the date of expiration of the Agreement or the date of termination of Ms. Headly’s employment for any reason.

A copy of Ms. Headly’s employment agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Employment Agreement, dated August 1, 2020, by and between Fauquier Bankshares, Inc., The Fauquier Bank and Christine E. Headly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fauquier Bankshares, Inc.

Date: August 4, 2020	By:	/s/ Marc J. Bogan
Marc J. Bogan
President and Chief Executive Officer